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                                                                      EXHIBIT 11

                        CAPITOL COMMUNITIES CORPORATION

                       Computation of Earnings Per Share


                               Fiscal Year Ended
                                  September,

                                                         1997           1996
                                                         ----           ----
Shares Outstanding Beginning                          7,000,000      7,000,000
 Of Period

Shares Issued During Period
  October 7, 1996                                        38,000
  November 12, 1996                                     150,000
  April 17,1997                                         (38,000)
  April 25, 1997                                        (19,000)
  May 6, 1997                                           (19,000)
  July 29,1997                                          200,000

Weighted average number of                            7,312,000      7,000,000
 shares outstanding

Total                                                 7,171,014      7,000,000

Shares deemed outstanding from
 assumed exercise of stock options                           -              -
                                                     ----------    -----------
Total                                                 7,171,014      7,000,000

Earnings (loss) applicable to                        $ (143,768)   $(1,109,053)
 common shares

Earnings (loss) per share of                         $   (0.020)   $    (0.158)
 common stock
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